SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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General Electric Company

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Notice of 2006

Annual Meeting

and

Proxy Statement

In accordance with our security procedures, all persons attending the 2006 Annual Meeting must present an admission card and picture identification.

Please follow the advance registration instructions on the back cover of this proxy statement to obtain an admission card.

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

March 3, 2006

Dear Shareowner,

You are invited to attend the 2006 Annual Meeting of Shareowners to be held on Wednesday, April 26, in Philadelphia, Pennsylvania.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Jeffrey R. Immelt
Chairman of the Board

Every shareowner’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by telephone or by Internet.

Printed on recycled paper using soybean ink

Notice of 2006 Annual Meeting of Shareowners

10:00 a.m., April 26, 2006

Pennsylvania Convention Center

1101 Arch Street

Philadelphia, Pennsylvania 19107-2299

March 3, 2006

To the Shareowners:

General Electric Company’s 2006 Annual Meeting of Shareowners will be held at the Pennsylvania Convention Center, 1101 Arch Street, Philadelphia, Pennsylvania 19107-2299, on Wednesday, April 26, 2006 at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE’s business operations, shareowners will vote on:

(a)	election of directors for the ensuing year;

(b)	ratification of the selection of the independent auditor for 2006; and

(c)	six shareowner proposals set forth at pages 42 through 50 in the accompanying proxy statement.

Shareowners of record at the close of business on February 27, 2006 will be entitled to vote at the meeting and any adjournments.

Brackett B. Denniston III

Secretary

Proxy Statement

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

This proxy statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2006 Annual Meeting of Shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about March 3, 2006.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.

Election of Directors

At the 2006 Annual Meeting, 15 directors are to be elected to hold office until the 2007 Annual Meeting and until their successors have been elected and have qualified. The 15 nominees for election at the 2006 Annual Meeting are listed on pages 6 to 11, with brief biographies. They are all now GE directors. The Board of Directors has determined that the following 11 directors satisfy the New York Stock Exchange’s definition of independent director and GE’s more stringent director independence guidelines: James I. Cash, Jr., Ann M. Fudge, Claudio X. Gonzalez, Andrea Jung, A.G. Lafley, Robert W. Lane, Ralph S. Larsen, Rochelle B. Lazarus, Sam Nunn, Robert J. Swieringa and Douglas A. Warner III. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

GE has adopted a majority vote policy for the election of directors. Under this policy, in non-contested elections, if a GE director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the Board, and the Board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting. Absent a compelling reason for the director to remain on the Board, the Board will accept the resignation. The Board’s explanation of its decision will be promptly disclosed on Form 8-K filed with the Securities and Exchange Commission.

James I. Cash, Jr., 58, Retired James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, Massachusetts. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of HBS Publishing from 1998 until 2003. Dr. Cash retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation and Phase Forward, Inc. He also serves as a trustee of the Bert King Foundation, Massachusetts General Hospital, Newton-Wellesley Hospital and Partners Healthcare.

Sir William M. Castell, 58, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman, GE Healthcare. Director since 2004.

A graduate of the City of London College, Sir William joined Amersham plc in 1989 as Chief Executive. After GE acquired Amersham plc in April 2004, Sir William became the CEO of GE Healthcare, the combination of the Amersham and the GE

Medical businesses and, in July 2005, became the Chairman of GE Healthcare. Sir William was knighted in 2000 for services to the life sciences industry. He served in the United Kingdom from 1998 to 2003 as Chairman of The Prince’s Trust, a charity set up by the Prince of Wales in 1976. In January 2004 he became a Lieutenant of the Royal Victorian Order for services to the Royal Family. Sir William currently serves as a Governor, and is Chairman-designate, of the Wellcome Trust, is a Trustee of London’s Natural History Museum, is a board member of Michigan University Institute of Life Sciences, an Honorary Fellow of Green College Oxford, and an Honorary Fellow of the Academy of Medical Sciences.

Ann M. Fudge, 54, Chairman and Chief Executive Officer, Young & Rubicam Brands, global marketing communications network, New York, New York. Director since 1999.

Ms. Fudge received a BA degree from Simmons College in 1973 and an MBA from Harvard University in 1977. Prior to joining Young & Rubicam in 2003, Ms. Fudge worked at General Mills and at General Foods, where she served in a number of positions including president of Kraft General Foods’ Maxwell House Coffee Company and president of Kraft’s Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Catalyst and on the Board of Overseers of Harvard University.

Claudio X. Gonzalez, 71, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of America Movil, Grupo Carso, Grupo ALFA, Grupo Mexico, Grupo Televisa, Home Depot, Inc., Kellogg Company, The Mexico Fund, Inc. and Investment Co. of America.

Jeffrey R. Immelt, 50, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He then became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is also the chairman of The Business Council and a director of Catalyst, Robin Hood and the Federal Reserve Bank of New York.

Andrea Jung, 47, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., cosmetics, New York, New York. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a director of Catalyst and chairman of the Cosmetic, Toiletry and Fragrance Association.

Alan G. (A.G.) Lafley, 58, Chairman of the Board, President and Chief Executive, The Procter & Gamble Company, personal and household products, Cincinnati, Ohio. Director since 2002.

Mr. Lafley received a BA degree from Hamilton College in 1969 and an MBA from Harvard University in 1977, at which time he joined Procter & Gamble. He was named a group vice president in 1992, an executive vice president in 1995 and, in 1999, president of global beauty care and North America. He was elected president and chief executive officer in 2000 and chairman of the board in 2002. He serves on the Boards of Trustees of Hamilton College and Xavier University, and is a member of the Lauder Institute Board of Governors (Wharton School of Arts & Sciences), The Business Roundtable and The Business Council.

Robert W. Lane, 56, Chairman of the Board and Chief Executive Officer, Deere & Company, agricultural and forestry equipment, Moline, Illinois. Director since 2005.

A graduate of Wheaton College, Mr. Lane also holds an MBA from the University of Chicago. Mr. Lane joined Deere & Company in 1982 following a career in global banking, and has served Deere in leadership positions in its global construc-

tion equipment and agricultural divisions as well as at Deere Credit, Inc. He also has served as Deere’s chief financial officer and president, and was elected chairman and chief executive officer in August 2000. Mr. Lane is a director of Verizon Communications Inc. and a member of The Business Council and The Business Roundtable. He is also an honorary director of the Lincoln Park Zoo and a national director of the Lyric Opera of Chicago.

Ralph S. Larsen, 67, Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, New Jersey. Director since 2002.

After graduating with a BBA from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson’s consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. Mr. Larsen is also a director of Xerox Corporation and a trustee of the Robert Wood Johnson Foundation.

Rochelle B. Lazarus, 58, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, New York. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996 and chairman in 1997. Ms. Lazarus also serves as a director of Merck, New York Presbyterian Hospital, American Museum of Natural History and the World Wildlife Fund, and is a member of the Board of Overseers of Columbia Business School.

Sam Nunn, 67, Co-Chairman and Chief Executive Officer, Nuclear Threat Initiative, Washington, D.C. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in

1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Subcommittee on Investigations before retiring in 1997. He served as a partner at King & Spalding from 1997 through 2003. Mr. Nunn is a distinguished professor at the Sam Nunn School of International Affairs at Georgia Tech. He is also a director of Chevron Corporation, The Coca-Cola Company, Dell Inc. and Internet Security Systems, Inc. He is the co-chairman and CEO of the Nuclear Threat Initiative and also the chairman of the board of the Center for Strategic and International Studies.

Roger S. Penske, 69, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., transportation and automotive services, Detroit, Michigan. Director since 1994.

After attending Lehigh University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also a director of Universal Technical Institute, Inc. He is a director of Detroit Renaissance, Inc. and a member of The Business Council.

Robert J. Swieringa, 63, Anne and Elmer Lindseth Dean and Professor of Accounting, S.C. Johnson Graduate School of Management, Cornell University, Ithaca, New York. Director since 2002.

Dr. Swieringa received a BA degree from Augustana College in 1964, an MBA in accounting and economics from the University of Denver in 1965 and a PhD in accounting and complex organizations from the University of Illinois in 1969. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board from 1986 to 1996. He was then a professor in the practice of accounting at Yale’s School of Management before becoming the ninth dean of the S.C. Johnson Graduate School of Management in 1997. Dr. Swieringa is currently a member of the American Accounting Association, and is a past president of its Financial Accounting and Reporting Section.

Douglas A. Warner III, 59, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company, investment banking, New York, New York. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly-owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc. and Motorola, Inc., a member of the Board of Counselors of The Bechtel Group, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, a member of The Business Council and a trustee of the Pierpont Morgan Library.

Robert C. Wright, 62, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman and Chief Executive Officer of NBC Universal, Inc. Director since 2000.

Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services and, in 1986, was elected president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was elected chairman and chief executive officer of NBC and vice chairman of the board and executive officer of GE. In 2004, he became Chairman and Chief Executive Officer of NBC Universal, Inc.

Corporate Governance

GE’s corporate governance leadership was recognized in the November 2005 Financial Times/PricewaterhouseCoopers poll of global CEOs, which rated GE as the most respected company in the world for corporate governance for the third straight year.

Governance Principles. The Board of Directors’ Governance Principles, which include guidelines for determining director independence and qualifications for directors, are enclosed with this proxy statement in the Appendix at pages 54–61. All of GE’s corporate governance materials, including the Governance Principles and board committee charters and key practices, are published in the Citizenship section of GE’s website at www.ge.com/en/citizenship. These materials are also available in print to any shareowner upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted.

Director Independence. With 11 independent directors out of 15, the Board has satisfied its objective that at least two-thirds of the Board should consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with GE. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. GE’s independence guidelines are set forth in Section 4 of our Governance Principles, at pages 55–56.

All members of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by GE’s Governance Principles. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors’ compensation. In addition, as a matter of policy, the Board has determined to apply a separate, heightened independence standard to members of both the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries. This additional voluntary independence requirement for members of the Management Development and Compensation and Nominating and Corporate Governance Committees is intended to remove even the appearance of a conflict of interest.

Code of Conduct. All directors, officers and employees of GE must act ethically at all times and in accordance with the policies comprising GE’s code of conduct set forth in the company’s integrity manual, The Spirit & The Letter, which is published on GE’s website at www.ge.com/files/usa/citizenship/compliance/spirit/english.pdf and which is available in print to any shareowner upon request. Under the Board’s Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director will promptly inform the CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Communicating Concerns to Directors. The Audit Committee and the non-management directors have established procedures to enable anyone who has a concern about GE’s conduct, or any employee who has a concern about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the presiding director, to the non-management directors or to the Audit Committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on GE’s website at www.ge.com. All such communications are promptly reviewed by GE’s ombudsperson, and any concerns relating to accounting, internal controls, auditing or officer conduct are sent immediately to the presiding director and to the chair of the Audit Committee. The status of all outstanding concerns addressed to the Board, the non-management directors, the presiding director or the Audit Committee is reported to the presiding director and the chair of the Audit Committee on a quarterly basis. The company’s integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Board of Directors and Committees

Our Board of Directors currently consists of 15 directors. Ralph S. Larsen is the Board’s presiding director.

The Board held 12 meetings during 2005. The average attendance by directors at Board and committee meetings was 94%. Due to illness, Andrea Jung attended 73% of the meetings of the Board and the committees of which she is a member. It is the Board’s policy that the directors should attend our Annual Meeting of Shareowners absent exceptional cause; 14 of the 15 directors then on the Board attended the 2005 Annual Meeting.

The Board has adopted written charters for each of its four standing committees: the Audit Committee, the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee and the Public Responsibilities Committee. The Board has determined that all members of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees are independent and satisfy the relevant SEC or GE additional independence requirements for the members of such committees.

Audit Committee. The members of the Audit Committee are directors Warner, who chairs the committee, Cash, Gonzalez, Lane and Swieringa. The Board has deter-

mined that Messrs. Gonzalez, Lane, Swieringa and Warner are “audit committee financial experts,” as defined under SEC rules. The Board has also determined that although Mr. Gonzalez currently sits on the audit committees of more than three public companies, these relationships do not impair his ability to serve effectively on GE’s Audit Committee. This committee is primarily concerned with the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the company’s internal audit function and independent auditor. Its duties include: (1) selecting and overseeing the independent auditor; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed; (4) approving audit and non-audit services provided to the company by the independent auditor; (5) reviewing the organization and scope of our internal audit function and our disclosure and internal controls; and (6) conducting other reviews relating to compliance by employees with GE policies and applicable laws. The Audit Committee met 10 times during 2005. The committee’s report begins on page 38.

Management Development and Compensation Committee. The members of the Management Development and Compensation Committee are directors Larsen, who chairs the committee, Gonzalez, Jung, Nunn and Warner. This committee has two primary responsibilities: (1) to review and approve executive compensation; and (2) to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives. It also oversees the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met eight times during 2005. The committee’s report begins on page 20.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are directors Gonzalez, who chairs the committee, Jung, Lafley, Larsen, Lazarus and Warner. This committee’s responsibilities include the selection of director nominees for the Board and the development and continuous review of our Governance Principles. The committee also annually reviews director compensation and benefits; oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics; and makes recommendations to the Board concerning the structure and membership of the board committees. This committee held two meetings during 2005.

This committee will consider all shareowner recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828. The general qualifications and specific qualities and skills established by the committee for directors are set forth in Section 3 of GE’s Governance Principles, at pages 54–55. In addition to considering candidates suggested by shareowners, the committee considers candidates recommended by current directors, company officers, employees and others. The committee screens all candidates in the same manner regardless of the source of the recommendation. The committee’s review is typically based on any written materials provided with respect to the candidate. The committee determines whether the candidate meets the company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Public Responsibilities Committee. The members of the Public Responsibilities Committee are directors Nunn, who chairs the committee, Cash, Castell, Fudge, Immelt, Lazarus, Penske and Wright. The purpose of the committee is to review and oversee GE positions on corporate social responsibilities and public issues of significance that affect investors and other key GE stakeholders. The committee met three times last year to review the 2005 Citizenship Report, Environmental, Health & Safety operations, GE’s public policy agenda and the GE Foundation budget. Other issues within the jurisdiction of the committee were discussed at meetings of the full Board.

Meetings of Non-Management Directors. The non-management directors met without any management directors or employees present three times last year to discuss board policies, processes and practices. The presiding director, who is also the chair of the Management Development and Compensation Committee, chairs these meetings.

Information Relating to Directors, Nominees and Executive Officers

•	Non-Management Directors’ Compensation and Benefit Program

The current compensation and benefit program for non-management directors has been in effect since January 1, 2003 and is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of GE’s size and scope; compensation should align directors’ interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand.

Annual Compensation. In 2005, annual compensation of $250,000 was paid to each non-management director in four installments following the end of each quarter of service, 40% (or $100,000) in cash and 60% (or $150,000) in deferred stock units (DSUs). Non-management directors have the option of deferring some or all of their cash compensation in DSUs. There were no meeting fees because attendance is expected at all scheduled Board and committee meetings, absent exceptional cause. Each DSU is equal in value to a share of GE stock, but does not have voting rights. DSUs accumulate quarterly dividend-equivalent payments, which are reinvested in additional DSUs. The DSUs will be paid out in cash to non-management directors beginning one year after they leave the Board. Directors may elect to take their DSU payments as a lump sum or in payments spread out for up to ten years.

Additional compensation, equal to 10% of the $250,000 annual compensation, was paid to directors serving on the Audit Committee or the Management Development and Compensation Committee, due to the workload and broad-based responsibilities of these two committees. Directors serving on both committees received compensation equal to 20% of their annual compensation. This additional compensation was made in the same 40%/60% proportion between cash and DSUs, respectively, and was payable in the same manner as the annual compensation. Non-management directors have the option of deferring some or all of their additional cash compensation in DSUs.

2005 Non-Management Directors’ Compensation

Name	Annual Compensation[1]	Audit Committee Compensation[1]	MDCC Compensation[1]	Executive Products Program[2]	Total
James I. Cash, Jr.	$250,000	$25,000	—	$6,592	$281,592
Ann M. Fudge	250,000	—	—	—	250,000
Claudio X. Gonzalez	250,000	25,000	$25,000	—	300,000
Andrea Jung	250,000	—	25,000	12,430	287,430
Alan G. Lafley	250,000	—	—	—	250,000
Robert W. Lane[3]	156,250	12,500	—	1,562	170,312
Ralph S. Larsen	250,000	—	25,000	1,051	276,051
Rochelle B. Lazarus	250,000	—	—	1,395	251,395
Sam Nunn	250,000	—	25,000	3,036	278,036
Roger S. Penske	250,000	—	—	—	250,000
Robert J. Swieringa	250,000	25,000	—	—	275,000
Douglas A. Warner III	250,000	25,000	25,000	2,938	302,938

[1]	Compensation is paid out 40% in cash and 60% in deferred stock units (DSUs). Directors have the option of deferring some or all of their cash compensation in DSUs.
[2]	Amounts are based on the fair market value of products received.
[3]	Mr. Lane joined the Board on June 10, 2005.

Executive Products Program. Non-management directors participate in our Executive Products Program on the same basis as our senior executive officers. Under this program, upon request, directors can receive GE appliances (and, until October 2005, electronic products) for use in their homes. Income is imputed based on the fair market value of the products received.

Charitable Award. As part of our overall support for charitable institutions, GE maintains a plan that permits each director to designate up to five charitable organizations (excluding a director’s private foundation) to share in a $1 million contribution to be made by the company upon the director’s termination of service. The directors do not receive any financial benefit from this program since the charitable deductions accrue solely to the company. To avoid any appearance that a director might be unduly influenced by the prospect of receiving this benefit at retirement, the award vests upon the commencement of board service.

Matching Gifts. To further GE’s support for charities, non-management directors are able to participate in the GE Foundation’s Matching Gifts Program on the same terms as GE’s senior executive officers. Under this program, the GE Foundation will match up to $100,000 a year in contributions by the director to an institution of higher education or other charity approved by the GE Foundation.

Stock Ownership Requirement. All non-management directors are required to hold at least $500,000 worth of GE stock and/or DSUs while serving as a director of GE. Directors will have five years to attain this ownership threshold.

Stock Option Holding Period Requirement. There is no stock option plan for non-management directors, and no stock options were granted to non-management directors in 2005. Since 2003, DSUs have been the only equity-based compensation awarded to the non-management directors. Any outstanding stock options held by non-management directors from prior years’ grants are subject to the same holding period requirement as stock options held by senior executives. Specifically, like the senior executives, the non-management directors are required to hold for at least one year the net shares obtained from exercising stock options after selling sufficient shares to cover the exercise price, taxes and broker commissions.

Insurance. GE has provided liability insurance for its directors and officers since 1968. Corporate Officers & Directors Assurance Ltd., XL Insurance and Max Re are the principal underwriters of the current coverage, which extends until June 11, 2006. The annual cost of this coverage is approximately $22.1 million.

•	Stock Ownership Table

The table below includes all GE stock-based holdings, as of February 1, 2006, of our directors and five most highly paid executive officers in 2005. This table indicates the alignment of the named individuals’ financial interests with the interests of our shareowners because the value of their total GE holdings will increase or decrease in line with the price of GE’s stock.

Common Stock and Total Stock-Based Holdings

Name	Stock[1]		Total[2]
James I. Cash, Jr.	106,669		129,646
William M. Castell	1,213		401,213
Dennis D. Dammerman[3]	3,938,036		6,175,741
Ann M. Fudge	59,432		97,259
Claudio X. Gonzalez	319,280		435,312
Benjamin W. Heineman, Jr.[3]	2,129,902		2,868,992
Jeffrey R. Immelt	3,954,825		5,859,661
Andrea Jung	79,519	[4]	109,093
Alan G. Lafley	12,470	[4]	40,744
Robert W. Lane	0		4,865
Ralph S. Larsen	31,194	[4]	61,548
Rochelle B. Lazarus	71,556	[4]	109,656
Sam Nunn	111,000		169,937
Roger S. Penske	168,000		248,362
Robert J. Swieringa	2,702		29,597
Douglas A. Warner III	211,754	[4]	236,604
Robert C. Wright	4,371,527		7,395,985

Common stock holdings of all directors and all executive officers as a group were 34,195,255.5

[1]	This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each director or executive officer has sole voting and investment power over the shares reported. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days as follows: 90,000 shares for Dr. Cash; 3,599,750 shares for Mr. Dammerman; 54,000 shares for Ms. Fudge; 108,000 shares for each of Messrs. Gonzalez, Nunn, Penske and Warner; 1,365,350 shares for Mr. Heineman; 3,137,000 shares for Mr. Immelt; 72,000 shares for Ms. Jung; 36,000 shares for Ms. Lazarus; and 3,347,000 shares for Mr. Wright. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.
[2]	This column shows the individual’s total GE stock-based holdings, including the voting securities shown in the “Stock” column (as described in note 1), plus non-voting interests, including, as appropriate, performance share units, restricted stock units, deferred stock units, deferred compensation accounted for as units of GE stock and stock options which will not become exercisable within 60 days.
[3]	Messrs. Dammerman and Heineman retired from the company on December 31, 2005; accordingly, the stock-based holdings for these individuals are reported as of December 31, 2005.
[4]	Includes the following numbers of shares over which the identified director has shared voting and investment power but as to which he or she disclaims beneficial interest: Ms. Jung (1,044 shares); Mr. Lafley (700 shares); Mr. Larsen (7,500 shares); Ms. Lazarus (5,300 shares); and Mr. Warner (2,925 shares).
[5]	Includes 28,021,400 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days; 92,866 shares over which there are shared voting and investment power; and 701,711 shares over which there is sole voting power but no investment power.

•	Certain Relationships and Related Party Transactions

This section discusses certain direct and indirect relationships and transactions involving the company and any director or executive officer, as required by SEC rules. The Board has determined that, in view of the relationships described below, Mr. Penske does not qualify as an independent director, but makes extremely valuable contributions to the Board and to the company by reason of his experience and wisdom.

Mr. Penske has a direct financial interest in and controls Penske Corporation (“PC”), which is privately held. Penske Truck Leasing Corporation, a subsidiary of PC, is the general partner of Penske Truck Leasing Co., L.P., and a subsidiary of GE Capital Corporation (“GE Capital”) is a limited partner with a 79% partnership interest. GE has consolidated Penske Truck Leasing Co., L.P. in its financial statements since 2004. In connection with a 1996 restructuring that increased GE Capital’s interest in the partnership from 50% to 79%, Penske Truck Leasing Corporation has the right to receive ten annual payments, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. For 2005, Penske Truck Leasing Corporation was paid its last such annual payment, in the amount of $9.3 million. GE Capital also extends acquisition and working capital loans and guarantees to the partnership, and these totaled about $4.6 billion as of December 31, 2005. GE Capital provides this funding on the same terms as those extended to its operating subsidiaries. GE Capital also holds 3.5 million shares of Class B Preferred Stock in Penske Truck Leasing Corporation, and these shares were paid an annual dividend of $0.70 per share in 2005.

Mr. Penske has an indirect financial interest in and controls Transportation Resource Management, LLC (“TRM”). TRM has formed a $265 million investment fund, Transportation Resource Partners, LP (“TRP”), and GE Capital is a limited partner of TRP. GE Capital may invest up to $50 million in TRP in return for paying TRP an annual sum of up to $750,000. GE Capital paid TRP $713,236 in 2005. After GE Capital recovers the amount of its investment and receives a preferred return, it will pay TRM a 20% carried interest in the remaining profits from its investment. In 2005, GE Capital invested $7.4 million in TRP equity investments, and separately, Penske Truck Leasing Co., L.P. invested $9.2 million in TRP equity investments, although Penske Truck Leasing Co., L.P. is not a limited partner in TRP.

GE Capital also participates as a lender to Truck-Lite Co., Inc., a subsidiary of PC, in a $175 million credit facility led by Wachovia Bank, of which GE Capital’s participation was $22.5 million in 2005. GE Capital also participates as a lender to companies in which TRP has invested; in this connection, GE Capital in 2005 committed $10 million in Fleetwash, Inc.’s $36 million credit facility and decreased the level of its commitment in Autocam Corporation’s senior debt financing from $9 million to $6.7 million.

Penske Jet, Inc., a subsidiary of PC, leases a Gulfstream G4 from GE Capital pursuant to a lease that extends to February 2017. In 2005, Penske Jet paid GE Capital $150,882 per month for the use of the G4. GE Engine Services, Inc. also provides repair, overhaul and other engine services to Penske Jet at market prices, with standard terms and conditions. In 2005, Penske Jet was billed $102,465 in fees for services rendered.

Mr. Penske’s son-in-law is a business analyst at GE Real Estate and earned $91,500 in base salary and annual bonus in 2005. His compensation is commensurate with his peers’.

Mr. Wright’s son-in-law is a vice president at GE Asset Management and earned $485,300 in base salary and annual bonus in 2005. His compensation is commensurate with his peers’.

The company believes that these transactions and relationships during 2005 were reasonable and in the best interest of the company.

•	Service Agreement

Pursuant to a service agreement with Sir William M. Castell, we agreed that he would become the Chief Executive Officer of GE Healthcare and an executive officer of General Electric Company for a period of two years from the closing of the acquisition of Amersham in April 2004. The agreement provides that he would be appointed as a Vice Chairman of GE’s Board of Directors, a position he assumed in June 2004. Under this agreement, he will receive an annual base salary of £1,000,000 and will be eligible to receive an annual bonus of at least £1,000,000, subject to continued employment and satisfactory performance. In addition, under this agreement, he was awarded 200,000 performance share units (with conditions requiring him to be employed through the end of his two-year employment period and to achieve the performance goals set for him by the Chairman of the Board), 200,000 stock options and a Long-Term Performance Award for the 2003–2005 period, based on a multiple of base salary and bonus and prorated to reflect his actual employment over the 36-month performance-measuring period of the award.

The agreement also provides that Sir William Castell is entitled to a pension at the end of his two-year employment period. A description of his pension arrangements is set forth on page 38.

Sir William Castell will retire from his position as an executive officer of GE in April 2006. The agreement restricts his ability to engage in certain businesses that are competitive with the company’s business for a period of 12 months following his termination of employment.

Compensation Committee Report

The Management Development and Compensation Committee has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer, and for overseeing the development of executive succession plans. As part of this responsibility, the committee individually reviews the performance of the senior executive officers—the chief executive officer, the vice chairmen and the senior vice presidents—and approves compensation actions for them, including all of the policies under which executive compensation is paid or awarded. The committee also oversees management’s decisions concerning the performance and compensa-

tion of other company officers, administers the company’s incentive compensation and other stock-based plans, and regularly evaluates the effectiveness of our overall executive compensation program.

All long-term performance awards are made under the GE 1990 Long-Term Incentive Plan, which our shareowners approved in 1990 and again in 1997. This plan limits total annual awards to 0.95% of the issued shares of the company’s common stock.

A more complete description of the committee’s functions is set forth in the committee’s charter and key practices, which are published in the Citizenship section of GE’s website at www.ge.com/en/citizenship.

•	Overview of Compensation Philosophy and Program

We believe that the quality, skills and dedication of our senior executive officers are critical factors affecting the long-term value of our company. Our key compensation goals are to attract world-class executive talent; retain our key leaders; reward past performance; incent future performance; and align our executives’ long-term interests with those of our investors. We use a variety of compensation elements to achieve these goals, including base salary, annual bonuses, contingent long-term performance awards, stock options, restricted stock units, performance share units, deferred salary plans and a supplementary pension plan, all of which we discuss in detail below.

Our decisions on senior executive officer compensation are based primarily upon our assessment of each executive’s leadership and operational performance and potential to enhance long-term shareowner value. We rely upon our judgment about each individual—and not on rigid formulas or short-term changes in business performance—in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareowner value. Key factors affecting our judgment include: performance compared to the financial, operational and strategic goals established for the executive at the beginning of the year; nature, scope and level of responsibilities; contribution to the company’s financial results, particularly with respect to key metrics such as cash flow, revenue, earnings and return on total capital; effectiveness in leading our initiatives to increase customer value and productivity; contribution to the company’s commitment to corporate responsibility, including success in creating a culture of unyielding integrity and compliance with applicable laws and our ethics policies; and commitment to community leadership and diversity.

We also considered each executive’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance and the compensation paid to the executive’s peers within the company. In addition, we reviewed a tally sheet setting forth the total compensation potentially payable to, and the benefits accruing to, the executive, including (1) estimated annual total pension benefits, including benefits under the Supplementary Pension Plan, based on current service as well as projected for retirement at age

60, (2) current value of outstanding equity-based grants, (3) estimated payouts under contingent long-term performance awards, (4) dividend-equivalent payments on restricted and performance-based equity grants and (5) for the CEO and the Vice Chairmen, current deferred compensation balances and accruals on the deferred amounts.

We also consulted with an executive compensation expert and considered the compensation levels and performances of the 30 companies in the Dow Jones Industrial Index, as these companies are most likely to compete with us for the services of our executives. However, we do not tie our compensation decisions to any particular range or level of total compensation paid to executives at these companies.

•	Compensation Elements for Senior Executive Officers

The key elements of our executive compensation program are:

1. Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions as well as salaries paid to the executives’ peers within the company. We set base salaries at a level designed to attract and retain superior leaders. Base salaries are typically reviewed every 18 months, and adjusted from time to time to take into account outstanding individual performance, promotions and competitive compensation levels. The salaries we paid over the last three years to our five most highly paid senior executive officers (the “named executive officers”) are shown in the table on page 34.

2. Annual Bonus. We pay annual bonuses to incent and reward superior performance for the year. Bonuses are paid in cash in February for the prior year’s performance and are based upon our evaluation of each executive’s individual performance during the year, in the context of our assessment of the overall performance of the company and the executive’s business unit or function in meeting the specific financial and other key goals established for the company and the executive’s business unit or function. This evaluation also includes an assessment of how the executive performed compared to the financial, operational and strategic goals and objectives established for the executive at the beginning of the year. Executives have the option to defer up to 100% of their annual bonus in GE stock units, S&P 500 index units or cash units. The annual bonuses we awarded over the last three years to our named executive officers are shown in the table on page 34.

3. Stock Options/Restricted Stock Units (RSUs). Every September, we make annual grants of stock options and RSUs to approximately 600 leaders in the company, including our senior executive officers, but since 2003, excluding the Chief Executive Officer. We believe that these combined grants of stock options and RSUs provide a better balance for executives between risk and potential reward than a grant of only stock options, and thus serve as more effective incentives for our superior performers to remain with the company and continue that perform-

ance. Unvested stock options and RSUs are forfeited if the executive voluntarily leaves GE, and are vested if the executive retires at age 60 or later.

Each stock option permits the executive, generally for a period of ten years, to purchase one share of GE stock from the company at the exercise price, which is the price of GE stock on the date of grant. Stock options have value only to the extent the price of GE stock on the date of exercise exceeds the exercise price. Stock options granted in 2005 generally become exercisable in five equal annual installments beginning one year after the grant date. The number of stock options granted to our named executive officers, and the value of these awards based on a Black-Scholes pricing model, are shown in the table on page 33.

RSUs will convert into shares of GE stock only if the individual continues to be employed by GE when the restrictions lapse. During the restricted period, each RSU entitles the recipient to receive quarterly payments from the company equal to the quarterly dividends on one share of GE stock. Restrictions on half of the RSUs granted annually in combination with stock options lapse after three years, and on the other half after five years.

4. Career Retention Restricted Stock Units (RSUs). Under the RSU Career Retention Program, we grant approximately two million special RSUs annually to select executives, including our senior executive officers, to provide strong incentives for superior performance and continued service with GE. Beginning in 2005, for most of these special RSUs, restrictions on 25% lapse after three, five and seven years, and on the final 25% after ten years. During the restricted period, each RSU entitles the executive to receive quarterly payments from the company equal to the quarterly dividends on one share of GE stock. The grant date market value of all RSUs awarded in the last three years to our named executive officers under this program and as part of the annual stock option/RSU grants is shown in the table on page 35.

5. Performance Share Units (PSUs). Since 2003, we have compensated the CEO of GE with PSUs in lieu of stock options, RSUs and any other equity-based compensation because we believe that the CEO’s equity-based compensation should be focused entirely on incentives for performance and alignment with investors. These PSUs will convert into shares of GE stock at the end of the five-year performance period only if the specified performance objectives have been achieved. If the performance objectives are not met, the PSUs will be cancelled. During the performance period, each PSU entitles the CEO to receive quarterly payments from the company equal to the quarterly dividends on one share of GE stock. If Mr. Immelt leaves GE prior to the end of the performance period, the PSUs will be cancelled. For more information about the PSUs awarded to Mr. Immelt in 2005, see pages 27–29.

6. Contingent Long-Term Performance Awards. Every three years, we grant contingent long-term performance awards to our senior executive officers and other selected leaders to provide a strong incentive for achieving specific financial performance goals that the committee considers to be important contributors to long-term shareowner value. These long-term performance awards also encourage executive retention as they are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability or retirement before the end of the performance period. The maximum value of payments to any senior executive officer under these awards cannot exceed one-tenth of one percent of the company’s aggregate adjusted net earnings during the performance period.

In February 2006, we granted contingent long-term performance awards that will be payable in 2009 only if the company achieves, on an overall basis for the three-year 2006–2008 period, specified goals based on four business measurements, all weighted equally and as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income. These business measurements, all of which were approved by our shareowners, are: (a) average earnings per share growth rate; (b) average revenue growth rate; (c) average return on total capital; and (d) cumulative cash flow from operating activities. In March 2006, we will pay out the long-term performance awards granted in 2003 for the 2003–2005 performance period. For a discussion of the grant of the 2006–2008 awards, as well as the payout of the 2003–2005 awards, see pages 30–32.

7. Executive Deferred Salary Plan. The company offers a deferred salary plan every three years to the approximately 4,000 employees in the Executive band and above who are subject to U.S. income tax for the purpose of retention. Under the executive deferred salary plan for 2006 (the “2006 Plan”), participants will be able to defer, at their election, between 10% and 50% of their salary during 2006. This deferred salary amount will accrue interest at a rate of 8.5%, compounded annually, but the interest income will not be earned, or vest, unless the employee remains with the company for a period of five years. Termination before the vesting date will result in an immediate payout of the deferred salary amount with no interest income paid, with exceptions for retirement, death, disability, layoff, plant closing and transfer to a successor employer. In addition, the company will credit each participating employee’s account with an amount equal to 3.5% of the deferred salary amount, which is based on the maximum matching contribution rate the company provides to employees in connection with its Savings and Security Program. Payouts from any deferred salary accounts, including interest income, will be made only after the termination of employment. The committee believes that this plan—including the interest rate and the vesting rule—is an effective retention tool.

The interest rates paid on prior years’ deferred salary plans range from 9.5% to 14%. The “above market” interest earned on the difference between these rates and the market interest rates (as defined and determined pursuant to SEC rules) at the time these plans were adopted is reported as “Above-Market Earnings on Deferred Comp” in the table on page 35.

None of our named executive officers will participate in the 2006 Plan.

8. Supplementary Pension Plan. The company offers the GE Supplementary Pension Plan to the approximately 4,000 employees in the Executive band and above to increase their retirement benefits above amounts available under the company’s tax-qualified and other pension programs. The Supplementary Pension Plan is unfunded and is not qualified for tax purposes. An employee’s annual Supplementary Pension, when combined with amounts payable under the company’s tax-qualified and other pension programs and Social Security, will equal 1.75% of the employee’s “earnings credited for retirement benefits” multiplied by the number of the employee’s years of service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the employee’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. The Supplementary Pension is payable monthly in fixed payments for life, with a guaranteed minimum term of five years. Because employees are generally not eligible for benefits under the Supplementary Pension Plan if they leave the company prior to reaching age 60, the committee believes that the Supplementary Pension Plan is one of the company’s most effective executive retention tools.

9. Perquisites. We provide our senior executive officers with perquisites that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. We believe that our perquisites help us to retain the best leaders and allow them to operate more effectively. These perquisites include: use of a car leased by the company; financial counseling and tax preparation services with tax gross-up; GE appliances (and, until October 2005, electronic products) provided in connection with the Executive Products Program; and supplemental life insurance. In addition, senior executive officers may use company aircraft for personal travel on a limited basis.

Pursuant to an executive security program established by the committee for the protection of its senior executive officers, the committee has designated the CEO and one Vice Chairman, Mr. Wright, as “security personnel” and therefore, for security purposes, requires them to use company aircraft for all air travel, whether personal or business, as in the company’s business interest. In June 2005, the committee adopted a policy requiring a Vice Chairman to lease corporate aircraft from the company for any personal use in excess of $200,000 per year and to pay the expenses of such personal flights up to the maximum established under Federal Aviation Administration rules.

We require security personnel to have home security systems and back-up power systems and to use a car service under certain circumstances. Moreover, if circumstances warrant, we may provide home security and back-up power systems and car service for other senior executive officers. We believe that all of these security costs are legitimate business expenses, but we also recognize that these costs can be viewed as personal benefits. Accordingly, we are reporting these costs as personal benefits for the named executive officers in the “Other Annual Compensation” column in the table on page 34.

•	Executive Compensation Policy Decisions

In addition to establishing the compensation elements described above, we have adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with investors’ long-term interests.

1. Stock Ownership Requirement. Since 2002, we have maintained stock ownership requirements for our senior executive officers, as follows:

Position	Salary Multiple	Time to Attain
CEO	6X	3 years
Vice Chairmen	5X	4 years
Senior VPs	4X	5 years

The number of shares of GE stock that must be held is determined by multiplying the executive’s annual base salary rate as of September 2002, when the requirement was adopted by the Board, or, for executives elected after September 2002, their base salary rate effective with their promotion to a senior executive officer position, by the applicable salary multiple shown above and dividing the result by the average closing price of our stock during the immediately preceding 12 months. The number of shares to be held will change only if the executive is promoted into a higher-level position. Mr. Immelt currently owns over 880,000 shares of GE stock, more than satisfying his stock ownership requirement.

2. Stock Option Holding Period. Since 2002, our senior executive officers are required to hold for at least one year the net shares of GE stock that they receive by exercising stock options. For this purpose, “net shares” means the number of shares obtained by exercising stock options, less the number of shares the executive sells: (a) to cover the exercise price of the options; (b) to pay the company withholding taxes; and (c) to pay the brokerage firm’s commission.

3. Prohibition on Repricing Stock Options. Our long-standing policy is to prohibit the repricing of stock options.

4. Employment and Severance Agreements. GE does not, in general, enter into employment agreements with our senior executive officers. They serve at the will of the Board. This enables the company to remove a senior executive officer prior to retirement whenever it is in the best interests of the company, with full discretion on any severance package (excluding vested benefits). Similarly, GE does not enter into severance agreements with senior executive officers when they are hired or promoted. On the rare occasion when a senior executive officer is removed, the committee exercises its business judgment in approving an appropriate separation arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company. The only exception to this policy we have made recently is for Sir William M. Castell, the former CEO of Amersham plc, who became a sen-

ior executive officer of GE when we acquired Amersham in April 2004. As part of the acquisition, we entered into a two-year service agreement with Sir William Castell, as described on page 20.

5. Shareowner Approval of Severance Benefits. If the Board were to agree to pay severance benefits to any of the named executive officers, we would seek shareowner approval of such benefits if: (i) the executive’s employment was terminated prior to retirement for performance reasons; and (ii) the value of the proposed severance benefits would exceed 2.99 times the sum of the executive’s base salary and bonus. For this purpose, severance benefits would not include: (a) any payments based on accrued pension benefits; (b) any payments of salary or bonus amounts that had accrued at the time of termination; (c) any RSUs paid to an executive who was terminated within two years prior to age 60; (d) any stock-based incentive awards that had vested or would otherwise have vested within two years following the executive’s termination; and (e) any retiree health, life or other welfare benefits.

6. Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2005, the committee’s grants of stock options, RSUs and PSUs and the payments of annual bonuses and long-term performance awards are designed to satisfy the requirements for deductible compensation.

•	Basis for Chief Executive Officer Compensation

In 2005, we increased Mr. Immelt’s annual salary rate by 10% to $3,300,000, his first salary increase since April 2001, because of his strong performance over this four-year period. As this new rate went into effect in the second quarter of 2005, we paid Mr. Immelt $3,225,000 in base salary for 2005, a 7.5% increase over his salary for 2004. We determined to pay Mr. Immelt’s 2005 bonus, which would normally be paid in cash, in performance share units (PSUs) this year, in light of Mr. Immelt’s preference to receive his 2005 bonus in the form of an equity grant subject to performance conditions. Accordingly, we paid his 2005 bonus in the form of 180,000 PSUs with a two-year performance period.

Except for the length of the performance period, these PSUs have the same terms as those of all prior PSUs we have granted to Mr. Immelt. Half of the two-year PSUs will convert into shares of GE stock only if GE’s cash flow from operating activities, adjusted to exclude the effect of unusual events, has grown an average of 10% or more per year over the two-year period from 2006 to 2007. Otherwise, they will be cancelled. The remaining 90,000 PSUs will convert into shares of GE stock only if GE’s total shareowner return meets or exceeds that of the S&P 500 over the two-year performance period. Otherwise, they will be cancelled. During the performance period, Mr. Immelt will receive quarterly payments on each PSU equal to GE’s quarterly per share dividends. When we granted him this bonus, 180,000 shares of GE stock had a market value of $5,990,400, which means that these two-year PSUs had a grant date value of either zero, $2,995,200 or $5,990,400, depending on whether neither, one or both performance criteria are ultimately met.

We considered this level of pay and annual bonus appropriate because of Mr. Immelt’s role in creating a culture of high performance with high integrity and in leading the company to strong financial results in 2005:

-	Continuing revenues increased 11% to $150 billion. Organic revenue growth was 8%.

-	Earnings from continuing operations grew 12% to $18.3 billion. Earnings in the company’s six business segments grew 20% with at least 10% growth in each. Industrial operating profit grew from 13.7% to 14.4%.

-	Cash flow from operating activities was $21.6 billion, an increase of 42%. Industrial cash flow grew 14%.

-	Return on average total capital was 16.4%. Incremental return on invested capital was 50%.

-	GE remained one of only six “Triple-A” rated U.S. industrial companies, a reflection of GE’s substantial financial strength.

In addition, we considered Mr. Immelt’s leadership in meeting the operational and strategic goals established for him in the beginning of 2005, including driving operational execution throughout the company, creating a higher value portfolio of businesses, continuing GE’s high standards for risk management and compliance, continuing to improve the organization and culture, leading the GE Board and sustaining high levels of communication with investors. In this regard, under Mr. Immelt’s leadership, GE continued to earn the respect of the business world, ranking first in Fortune’s Most Admired List and second in the Financial Times annual survey and being named “World’s Most Respected” by Barron’s in its first poll of investors.

Because Mr. Immelt occupies the unique position of the CEO of GE, the committee believes that his equity-based compensation should be focused entirely on incentives for performance and alignment with investors. Consequently, since 2003, we have not granted Mr. Immelt any stock options or RSUs or any other type of equity-based compensation designed to retain the executive by vesting over a period of years. Instead, we have granted Mr. Immelt only equity-based compensation that is tied directly to the company’s performance and is at risk.

In 2005, based on our evaluation of his leadership performance and his potential to enhance long-term shareowner value and on our discussions with our compensation expert about the appropriate size and terms of the incentive, we granted

Mr. Immelt 250,000 five-year PSUs. This was the only equity-based compensation granted to Mr. Immelt in 2005. These PSUs have the same terms as the PSUs granted to Mr. Immelt in 2004 and in 2003, except for the performance period.

Half of the PSUs granted in 2005 will convert into shares of GE stock only if GE’s cash flow from operating activities, adjusted to exclude the effect of unusual events, has grown an average of 10% or more per year over the five-year period from 2005 through 2009. Otherwise, they will be cancelled. This requirement underscores GE’s commitment to strong operating discipline, our triple-A rating, the GE dividend and the share repurchase program. The remaining 125,000 PSUs will convert into shares of GE stock only if GE’s total shareowner return meets or exceeds that of the S&P 500 over the five-year performance period. Otherwise, they will be cancelled. For this purpose, “total shareowner return” means the cumulative total return on GE stock and the S&P 500 index, respectively, from December 31, 2004 to December 31, 2009, calculated in the same manner as the five-year performance graph on page 36 of this proxy statement. During the performance period, Mr. Immelt will receive quarterly payments on each PSU equal to GE’s quarterly per share dividends.

When these awards were granted last September, 250,000 shares of GE stock had a market value of $8,617,500, which means that the PSUs had a grant date value of either zero, $4,308,750 or $8,617,500, depending on whether neither, one or both performance criteria are ultimately met. The full value of Mr. Immelt’s equity-based compensation granted in 2005 is at risk.

Also for 2005: Mr. Immelt will receive the payout of his 2003–2005 long-term performance award. In February 2003, Mr. Immelt was awarded a long-term performance award that would pay him a multiple of his salary and annual bonus at February 2003 (which was $7,325,000) if, for the 2003-to-2005 period, the company met the performance goals established by the committee with respect to four business measurements. Mr. Immelt would receive 100% of $7,325,000 if the company met the threshold goals for all four business measurements, 200% of this amount if the company met the target goals and 250% of this amount if the company met the maximum goals. As discussed in more detail on pages 30–31, the company exceeded the maximum goals for two of the four measurements and the threshold goal for one of the four measurements. As a result, Mr. Immelt will receive a payment of $11,686,900 from his 2003–2005 long-term performance award.

This report on executive compensation for 2005 is provided by the undersigned members of the Management Development and Compensation Committee of the Board of Directors.

Ralph S. Larsen (Chairman)	Sam Nunn
Claudio X. Gonzalez	Douglas A. Warner III
Andrea Jung

Contingent Long-Term Performance Awards

•	Payout of 2003–2005 Award

In February 2003, the Management Development and Compensation Committee granted contingent long-term performance awards under the GE 1990 Long-Term Incentive Plan to select executives for the 2003–2005 period to provide a continued emphasis on specified financial performance goals that the committee considers to be important contributors to long-term shareowner value. The awards would be payable in 2006 only if the company achieved, on an overall basis for the 2003–2005 period, specified goals for one or more of the following four business measurements, all as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income: average earnings per share growth rate; average revenue growth rate; average return on total capital; and cumulative cash generated. The committee selected these performance goals because they are the best measurements of the company’s ability to compete and grow, to efficiently use its financial capital to generate earnings and to produce cash to reinvest or return to shareowners—and as such, these goals are aligned with our shareowners’ interests.

Each measurement was weighted equally, and payments would be made, based on a multiple of the executives’ salary rate in effect in February 2003 and the annual bonus awarded in February 2003 for the 2002 period, if the company achieved any of the three goals (threshold, target or maximum) for any of the four business measurements. For example, the select executives would receive only one-quarter of the threshold payment if the company met, at the end of the three-year period, only a single threshold goal for a single measurement. Also, payments would be prorated for performance falling between goals.

Here are the specific performance goals that the committee established in February 2003 for the company’s select executives for the 2003–2005 period, and the company’s performance during the period, as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income. The committee believes that the incentives provided by these awards contributed to our financial and operating performance for the 2003–2005 period.

2003–2005 Performance Goals and Performance

	Goals
Measurement	Threshold	Target	Maximum	Company Performance
Average Earnings per Share Growth	6.0%	10.0%	13.0%	9.1%
Average Revenue Growth Rate	4.0%	6.0%	8.0%	8.7%
Average Return on Total Capital	18.0%	20.0%	22.0%	17.1%
Cumulative Cash Generated	$25.0 billion	$30.0 billion	$35.0 billion	$43.8 billion

As shown in this table, the company’s average revenue growth rate and cumulative cash generated for the three years from 2003 through 2005 exceeded the maximum financial performance goals the committee set in 2003, and the com-

pany’s average earnings per share growth rate exceeded the threshold financial performance goal. Because the company exceeded the committee’s maximum goals in two of the four measurements, and the threshold goal in one of the four measurements, payments of about $227 million will be made in March 2006 in cash to the 274 select executives who received these awards. These payments aggregate less than 65% of the total aggregate payments that would have been made if the company had met all of the maximum performance goals that had been set by the committee.

The value of this payout to the named executive officers is shown in the “LTIP Payouts” column of the Summary Compensation Table on page 35.

•	Terms of 2006–2008 Award

In February 2006, the Management Development and Compensation Committee approved new contingent long-term performance awards to be made to the approximately 600 select executives for the 2006–2008 period to provide a continued emphasis on specified financial performance goals which the committee considers to be important contributors to long-term shareowner value. The awards will be payable in 2009 only if the company achieves, on an overall basis for the three-year 2006–2008 period, specified goals for one or more of the following four measurements, all as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income: average earnings per share growth rate; average revenue growth rate; average return on total capital; and cumulative cash flow from operating activities. The committee selected these performance goals because they are the best measurements of the company’s ability to compete and grow, to efficiently use its financial capital to generate earnings and to produce cash to reinvest or return to shareowners—and as such, these goals are aligned with our shareowners’ interests.

Each measurement is weighted equally, and payments will be made for achieving any of the three goals (threshold, target or maximum) for any of the four measurements. For example, the select executives will receive only one-quarter of the threshold payment if the company meets at the end of the three-year period only a single threshold goal for a single measurement.

The awards are based on a multiple of the executive’s salary rate in effect in February 2006 and the annual bonus awarded in February 2006 for the 2005 period, and will be subject to forfeiture if the executive’s employment terminates for any reason other than disability, death, or retirement before December 31, 2008. For purposes of the 2006–2008 long-term performance award, Mr. Immelt will be credited with a 2005 annual bonus in the amount of $5,990,400, the grant date market value of 180,000 PSUs.

The following table shows the multiple of the named executives’ salary rate and bonus at February 2006 that would be payable in 2009 if the company precisely attained the threshold, target or maximum goals set by the committee for the 2006–2008 period for all four business measurements. Payments will be prorated for performance falling between goals. Because Mr. Dammerman and Mr. Heineman retired at the end of 2005, and because Sir William Castell will retire in April 2006, the committee did not make any contingent long-term performance awards to these executives for the 2006–2008 period.

Potential Payments in 2009 as a Multiple of Salary and Annual Bonus at February 2006

Name of Executive	Performance Period	Threshold Payment	Target Payment	Maximum Payment
Jeffrey R. Immelt	1/06–12/08	.75X	1.5X	2.0X
Robert C. Wright	1/06–12/08	.75X	1.5X	2.0X

•	Performance Share Units

In 2005, the Management Development and Compensation Committee granted 250,000 five-year performance share units (PSUs) to Jeffrey R. Immelt under the GE 1990 Long-Term Incentive Plan. The committee also awarded him 180,000 two-year performance share units as his annual bonus for 2005. Both grants are discussed in the Compensation Committee Report on pages 27–29 of this proxy statement.

Name	Number of PSUs	Performance Period
Jeffrey R. Immelt	250,000	2005 to 2009
	180,000	2006 to 2007

Stock Options

Over 36,000 current employees below the executive officer level hold one or more stock option grants under a broad-based stock option/RSU program initiated in 1989. This program is a vital element of our drive to identify, develop and motivate the high-potential leaders who will sustain our outstanding performance far into the 21st century. It also reinforces in the company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE’s long-term performance. The Management Development and Compensation Committee believes that the superior performance of these individuals will contribute significantly to GE’s future success.

The following tables provide information, for the five most highly paid executive officers, on stock options granted last year; on previously granted stock options exercised last year; and on stock option holdings at the end of 2005. Because Mr. Dammerman and Mr. Heineman retired at the end of 2005, and because Sir William will retire in April 2006, the committee did not make any stock option awards to these executives in 2005.

Stock Options Granted in 2005

	Individual Grants in 2005				Grant Date Value
Name of Executive	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price per Share	Expiration Date	Grant Date Present Value
Jeffrey R. Immelt	0	—	—	—	—
Robert C. Wright	300,000	2.4%	$34.47	9/16/15	$2,254,477	[1]
Dennis D. Dammerman	0	—	—	—	—
Benjamin W. Heineman, Jr.	0	—	—	—	—
William M. Castell	0	—	—	—	—

[1]	This estimated hypothetical value is based on a Black-Scholes option pricing model pursuant to Statement of Financial Accounting Standards No. 123R. We used the following assumptions in estimating this value: potential option term, 6 years; forfeiture rate, 15%; risk-free rate of return, 4.07%; expected volatility, 27.60%; and expected dividend yield, 2.55%.

Aggregated Stock Options Exercised in 2005, and December 31, 2005 Option Value

	Exercised in 2005			Unexercised at December 31, 2005
Name of Executive	Number of Shares Acquired Upon Exercise		$ Value Realized	Number of Shares Underlying Unexercised Options		Value of Unexercised In-the-Money Options[1]
				Exercisable	Un-exercisable	Exercisable	Un-exercisable
Jeffrey R. Immelt	162,000	[2]	$3,821,450	3,137,000	600,000	$12,757,010	$3,200,000
Robert C. Wright	450,000	[2]	10,630,395	3,347,000	1,263,000	21,930,276	3,339,920
Dennis D. Dammerman	0		0	3,599,750	1,222,750	14,686,660	4,135,760
Benjamin W. Heineman, Jr.	270,000	[2]	6,616,944	1,365,350	304,150	10,386,485	1,021,776
William M. Castell	0		0	0	200,000	0	900,000

[1]	Option values are based upon the difference between the grant prices of all options awarded in 2005 and prior years and the December 30, 2005 closing price for the company’s stock of $35.05 per share.
[2]	Messrs. Immelt, Wright and Heineman held these stock options for their full ten-year term before exercising them. These executives are required to hold for at least one year the shares of GE stock that they receive by exercising stock options, less the number of shares the executive sells to cover the exercise price of the options, to pay the company withholding taxes and to pay the brokerage firm’s commission.

Summary Compensation Table

Name and Principal Position in 2005	Year	Annual Compensation
		Salary	Bonus		Other Annual Compensation[1]	Total Annual Compensation
Jeffrey R. Immelt,	2005	$3,225,000	$0	[7]	$175,769	$3,400,769
Chairman of the Board and	2004	3,000,000	5,300,000		234,829	8,534,829
Chief Executive Officer	2003	3,000,000	4,325,000		257,514	7,582,514

Robert C. Wright,	2005	$2,500,000	$6,270,000		$213,569	$8,983,569
Vice Chairman of the Board	2004	2,500,000	5,700,000		440,125	8,640,125
and Executive Officer	2003	2,354,167	4,950,000		274,450	7,578,617

Dennis D. Dammerman,	2005	$2,300,000	$6,215,000		$391,569	$8,906,569
Vice Chairman of the Board	2004	2,300,000	5,650,000		581,625	8,531,625
and Executive Officer	2003	2,266,667	5,060,000		496,399	7,823,066

Benjamin W. Heineman, Jr.,	2005	$1,600,000	$3,435,000		$244,284	$5,279,284
Senior Vice President,	2004	1,533,333	3,125,000		81,980	4,740,313
Law and Public Affairs	2003	1,475,000	2,890,000		141,340	4,506,340

William M. Castell, [8]	2005	$1,720,500	$2,967,863		$90,014	$4,778,377
Vice Chairman of the Board and Executive Officer	2004	1,380,739	2,877,750		79,568	4,338,057

[1]	This column includes amounts reimbursed for the payment of taxes, primarily with respect to financial counseling and tax preparation services, and the aggregate incremental cost of providing personal benefits to the named executive officers. Personal benefits include: personal use of company aircraft; use of leased car; financial counseling and tax preparation; home security and back-up power systems; car service; and appliances (and, until October 2005, electronic products) provided in connection with the Executive Products Program. The calculation of incremental cost for personal use of company aircraft includes only those variable costs incurred as a result of personal flight activity and excludes non-variable costs, such as exterior paint and interior refurbishment, which would have been incurred regardless of whether there was any personal use of the aircraft. Tax payments and personal benefits greater than 25% of the total amount of perquisites are reported in the table below:

Name	Year	Personal Use of Aircraft	Leased Car	Home Security	Car Service	Tax Payments
Immelt	2005	$95,134	—	—	—	$14,001
	2004	160,670	—	—	—	10,395
	2003	177,878	—	—	—	17,307

Wright	2005	$121,775	—	—	—	$20,299
	2004	172,545	—	$169,694	—	25,610
	2003	147,865	—	—	—	37,033

Dammerman	2005	$344,068	—	—	—	$2
	2004	503,933	—	—	—	4,089
	2003	450,845	—	—	—	0

Heineman	2005	$154,276	—	—	—	$16,555
	2004	42,197	$23,563	—	—	2,122
	2003	42,679	—	$42,314	—	10,660

Castell	2005	—	$27,837	—	$14,479	$44,170
	2004	—	23,275	—	16,975	28,682

[2]	This column shows the value of restricted stock unit (RSU) awards based on the market price of GE stock on the date of grant. The aggregate holdings and market value of performance share units (PSUs), restricted stock and RSUs held on December 31, 2005 by the individuals listed in this table are: Mr. Immelt, 1,302,500

Long-Term Compensation			All Other Compensation
Awards		Payouts	Payments Relating to Employee Savings Plan[4]	Above-Market Earnings on Deferred Comp[5]	Value of Supplemental Life Insurance Premiums[6]
Restricted Stock Units[2]	Number of Stock Options	LTIP Payouts[3]
$0	0	$11,686,900	$205,650	$62,481	$57,070
0	0	0	180,675	55,832	42,809
0	0	0	173,300	49,899	31,965
$2,298,011	300,000	$11,094,100	$187,250	$463,825	$413,652
9,835,889	420,000	0	174,175	413,562	245,757
2,942,821	420,000	0	157,600	368,810	150,111
$0	0	$11,432,900	$179,350	$345,392	$232,507
3,878,289	510,000	0	169,075	309,510	179,875
3,573,421	510,000	0	160,700	277,384	122,513
$0	0	$6,656,500	$110,650	$256,564	$162,969
958,160	126,000	0	104,275	230,025	126,585
882,840	126,000	0	96,825	195,679	77,563
$0	0	$3,335,100	$0	$0	$0
0	200,000	0	0	0	38,587

shares and units/$45,652,625; Mr. Dammerman, 929,507 shares and units/$32,579,220; Mr. Wright, 1,579,335 shares and units/$55,355,692; Mr. Heineman, 446,372 shares and units/$15,645,339; and Sir William Castell, 200,000 units/$7,010,000. In 2004, Mr. Wright received 200,000 special RSUs, with restrictions lapsing 25% per year over the four-year period from the date of grant. For a discussion of the restrictions on the other RSUs, see pages 22–23. Dividends and dividend-equivalent payments are paid on restricted stock and PSUs and RSUs, respectively.

[3]	These amounts represent the value of payouts pursuant to the long-term performance awards granted in 2003 for the 2003–2005 performance period, which awards will be paid out in March 2006.
[4]	These amounts represent company matching contributions to the recipient’s 401(k) plan of 3.5% of pay up to limits for such plans under IRS rules and related matching deferred incentive compensation credits of 3.5% of certain pay in excess of amounts eligible for matching under the 401(k) plan.
[5]	This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 9.5% to 14% interest contingently credited by the company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 2003. Under all such plans, the executive officers generally must remain employed by the company for at least four years following the year of deferral, or retire after a full year of deferral, in order to obtain the stated interest rate. The executives listed in this table will not participate in any future salary deferral plans.
[6]	This column includes taxable payments made to executives to cover premiums for a universal life insurance policy owned by the executive, which is provided to over 4,400 of the company’s executives, including the named executives except for Sir William Castell.
[7]	The Compensation Committee determined to award Mr. Immelt 180,000 performance share units (PSUs) in lieu of a bonus which is normally paid in cash, in light of Mr. Immelt’s preference to receive his 2005 bonus in the form of an equity grant subject to performance conditions. The full value of the grant is at risk. These PSUs had a grant date value of either zero, $2,995,200 or $5,990,400 (based on the market value of GE’s stock on the date of the grant of the PSUs), depending on whether neither, one or both performance conditions are ultimately met. See the Compensation Committee Report at pages 27-29 and the discussion and table concerning PSUs at page 32.
[8]	Salary, bonus and certain personal benefits are paid to Sir William Castell in U.K. pounds sterling. 2005 amounts have been converted to U.S. dollars using the December 30, 2005 conversion rate of £1.00 to $1.7205. 2004 amounts were converted to U.S. dollars using the December 31, 2004 conversion rate of £1.00 to $1.9185.

Five-Year Financial Performance Graph: 2001–2005

Comparison of Five-Year Cumulative Total Return Among GE, S&P 500 and Dow Jones Industrial Average

The annual changes for the five-year period shown in the graph on this page are based on the assumption that $100 had been invested in GE stock, the Standard & Poor’s 500 Stock Index and the Dow Jones Industrial Average on December 31, 2000 and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2005.

As previously discussed on pages 28–29, starting in 2003, Mr. Immelt began receiving PSUs with payment subject to the following conditions: GE’s cash flow from operating activities must grow an average of 10% or more per year over the five-year performance period; and GE’s total shareowner return, calculated on the same basis as in the table above, must meet or exceed that of the S&P 500 over the five-year performance period. In 2003, GE’s cash flow from operating activities grew 28%; and GE’s total shareowner return was 31%, compared to 29% for the S&P 500. In 2004, GE’s cash flow from operating activities grew 18%; and GE’s total shareowner return was 21%, compared to 11% for the S&P 500. In 2005, GE’s cash flow from operating activities grew 42%; and GE’s total shareowner return was –1%, compared to 5% for the S&P 500.

Retirement Benefits

Employees are generally eligible to retire with unreduced benefits under company retirement plans at age 60 or later, and with Social Security benefits at age 62 or later. The approximate annual retirement benefits provided under the GE Pension Plan, the GE Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security for GE employees in higher salary classifications retiring directly from the company at age 62 or later are shown in the table below.

Amounts shown as “earnings credited for retirement benefits” in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 2005, covered compensation for the individuals named in the table on page 34 is the same as the total of their salary and bonus amounts shown in that table. As of February 1, 2006, the named executive officers had the following years of service with the company: Mr. Immelt, 23 years; Mr. Dammerman, 38 years; Mr. Wright, 37 years; and Mr. Heineman, 18 years. The approximate annual retirement benefits provided under company retirement plans are computed on a straight-life annuity basis and are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

Estimated total annual retirement benefits under the GE Pension Plan, the GE Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security

Earnings credited for retirement benefits	Years of service at retirement
	20	25	30	35	40
$3,000,000	$1,062,557	$1,323,801	$1,585,046	$1,800,000	$1,800,000
3,500,000	1,237,557	1,542,551	1,847,546	2,100,000	2,100,000
4,000,000	1,412,557	1,761,301	2,110,046	2,400,000	2,400,000
4,500,000	1,587,557	1,980,051	2,372,546	2,700,000	2,700,000
5,000,000	1,762,557	2,198,801	2,635,046	3,000,000	3,000,000
5,500,000	1,937,557	2,417,551	2,897,546	3,300,000	3,300,000
6,000,000	2,112,557	2,636,301	3,160,046	3,600,000	3,600,000
6,500,000	2,287,557	2,855,051	3,422,546	3,900,000	3,900,000
7,000,000	2,462,557	3,073,801	3,685,046	4,200,000	4,200,000
7,500,000	2,637,557	3,292,551	3,947,546	4,500,000	4,500,000
8,000,000	2,812,557	3,511,301	4,210,046	4,800,000	4,800,000
8,500,000	2,987,557	3,730,051	4,472,546	5,100,000	5,100,000
9,000,000	3,162,557	3,948,801	4,735,046	5,400,000	5,400,000

Note: The amounts shown above are applicable to employees retiring in 2006 at age 62 and assume the employee was first eligible to participate in the GE Pension Plan before January 1, 2005.

•	Retirement Benefits for Sir William M. Castell

Because Sir William M. Castell joined GE as a result of the acquisition by GE of Amersham plc, he participates in a different retirement plan from the other GE executive officers. Pursuant to the terms of his service agreement, Sir William is entitled upon termination of employment with GE to receive a pension calculated on the same basis as if his employment with Amersham had continued, but based on a total pension of 60% of his average base salary for the three years prior to his termination of employment, with no actuarial reduction for receipt at the end of the two-year employment period. This total pension amount includes pension benefits earned by Sir William from his previous employments, and the amount of GE’s contribution to this total pension amount will be increased in line with the lower of 5% per year and increases in the UK Retail Prices Index. GE will also provide continuing medical coverage for Sir William and his spouse in his retirement. In addition, there is an entitlement after his death to a pension of two-thirds of the total pension amount for his widow should she survive him.

GE has agreed to fully fund Sir William’s retirement plan upon his termination of employment with GE. The pension amount payable by GE will be reduced by the other pension benefits earned by Sir William from his previous employments. It will also be reduced by the notional pension equivalent of £2,933,000, which sum was paid by GE to Sir William in April 2004, with the intent to fully fund his pension with respect to employment up to the completion of the Amersham acquisition. Based on an average base salary of £886,667 as of April 12, 2006, the end of his two-year employment period, Sir William’s total pension amount would equal approximately £532,000 per year. As his other pension benefits and amounts funded by GE in April 2004 would equal approximately £464,420 per year, the amount of pension required to be provided by GE as of the end of his employment period would equal approximately £67,580 per year. Consequently, GE will make payments during Sir William’s employment period in such amounts so as to ensure that its contribution to his total pension amount will be fully funded at the end of his two-year employment period. In December 2004, GE made a payment of £580,350 to fully fund Sir William’s pension with respect to employment up to December 31, 2004, and in January 2006, GE made a payment of £773,800 to fully fund Sir William’s pension with respect to employment up to December 31, 2005.

Audit Committee Report

The Audit Committee reviews GE’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. KPMG LLP, our company’s independent auditor for 2005, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, KPMG will express its own opinion on the effectiveness of the company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with KPMG that firm’s independence. The committee has concluded that KPMG’s provision of audit and non-audit services to GE and its affiliates is compatible with KPMG’s independence.

Based on the considerations referred to above, the committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2005 be included in our Annual Report on Form 10-K for 2005. This report is provided by the following independent directors, who constitute the committee:

Douglas A. Warner III (Chairman)	Robert W. Lane
James I. Cash, Jr.	Robert J. Swieringa
Claudio X. Gonzalez

Independent Auditor

On behalf of GE and its affiliates, the Audit Committee of the Board retained KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2005 and to attest to management’s report on internal control over financial reporting. In addition, the Audit Committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2005. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence and audit services, and has determined that we would obtain even these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is also the committee’s goal that the fees which the company pays KPMG for non-audit services should not exceed the audit fees paid to KPMG, a goal which the company achieved in 2005 and 2004.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: merger and acquisition due diligence and audit services; tax compliance and advisory services; employee benefit plan audits; and reviews and procedures that the company requests KPMG to undertake to provide assurances of accuracy on matters not required by laws or regulations, such as agreed-upon procedures letters. In each case, the committee has also set a specific annual limit on the amount of such services which the company would obtain from KPMG, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $500,000. Notwithstanding the foregoing, any engagement of the independent auditor to provide internal control-related services must be specifically pre-approved by the committee.

The aggregate fees billed by KPMG in 2005 and 2004 for these various services were:

Type of Fees	2005	2004
	($ in millions)
Audit Fees	$89.4	$78.2
Audit-Related Fees	11.4	15.5
Tax Fees	8.4	8.9
All Other Fees	0.0	0.0

Total	$109.2	$102.6

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that GE paid to KPMG for the audit of GE’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of GE’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of GE’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Our Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.

Ratification of Selection of Independent Auditor

After an extensive review of KPMG’s performance on the GE audit, the Audit Committee of the Board has selected KPMG LLP as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2006. KPMG LLP was our independent auditor for the year ended December 31, 2005. The firm is a registered public accounting firm.

KPMG representatives are expected to attend the 2006 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareowner questions.

We are asking our shareowners to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareowners for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareowners.

Our Board of Directors recommends a vote FOR the following proposal:

RESOLVED: that the selection by the Audit Committee of the Board of Directors of the firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as independent auditor for the company for the year 2006 is hereby ratified.

Shareowner Proposals

Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote on each of these proposals for the reasons set forth following each proposal. Share holdings of the various shareowner proponents will be supplied upon oral or written request.

•	Shareowner Proposal No. 1 – Cumulative Voting

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, has notified us that she intends to present the following proposal at this year’s meeting:

“RESOLVED: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

“REASONS: Many states have mandatory cumulative voting, so do National Banks.

“In addition, many corporations have adopted cumulative voting.

“Last year the owners of 1,349,597,407 shares, representing approximately 19.7% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST this proposal.

Like most major corporations, GE provides that each share of common stock is entitled to one vote for each nominee for director. The Board believes that this voting system is most likely to produce an effective board of directors that will represent the interests of all the company’s shareowners, and it has served the company well. The proposal would change this system by potentially allowing a small shareowner group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions which are in the best interests of all shareowners. Because each director oversees the management of the company for the benefit of all shareowners, the Board believes that changing the current voting procedure would not be in the best interests of all shareowners and therefore recommends a vote against the proposal.

•	Shareowner Proposal No. 2 – Curb Over-Extended Directors

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“RESOLVED: Curb Over-Extended Directors. Shareholders request that board service for our Directors be limited to a total of 3 directorships. One exception would be that fully-retired directors could serve on a maximum of 5 boards. These provisions to be included in our bylaws if practicable

“Our company is in very complex and diverse businesses and consequently we should expect our directors to have the time for a special commitment to our company — and not be overextended by excessive commitments to other companies. Furthermore our 16-member board is unwieldy due to its size and could thus drift toward CEO-domination.

“Although our directors received 2004 and 2005 notice, in the form of shareholder proposals, of our concern for their being over-extended, 3 of our directors still served on 5 to 10 boards each in 2005. The 2005 edition of this proposal won the highest vote of any 2005 GE shareholder proposal.

“GE Director Claudio Gonzalez was super-sized in over-extension with his 10 board seats reported in 2005. Mr. Gonzalez was also rated a ‘problem director’ by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Reason: Mr. Gonzalez chaired the executive compensation committee at Home Depot, which received a CEO Compensation rating of ‘F’ by TCL. Furthermore Mr. Gonzalez was an active CEO which connotes over-commitment concerns by itself. Mr. Gonzalez was additionally over-committed with service on 3 of our board’s key Committees: Audit, Compensation and Nomination (Chairman no less on our Compensation Committee).

“This is further compounded by Mr. Gonzalez’s Compensation and Nomination committee service. This service could have contributing to our company’s ‘D’ rating in CEO Compensation and ‘D’ rating in Board Composition by The Corporate Library. Additionally, Mr. Gonzalez received 9-times the number of against votes at our 2005 annual meeting compared to GE Director Ann Fudge. Ms. Fudge served on one board.

“GE Director Samuel Nunn held 6 board seats, including four companies which scored overall board effectiveness ratings of ‘D’ or ‘F’ in 2005 by The Corporate Library: Chevron Corporation, Coca-Cola Company, Scientific-Atlanta and Total System Services, Inc. Furthermore Mr. Nunn served on our Compensation Committee rated ‘D.’

“GE Director James Cash held 5 board seats and was on our key audit committee. Thus 40% of our key Audit Committee members each held 5 or 10 board seats each.

“‘Make sure that the directors aren’t so busy serving on other corporate boards that they don’t have time for the company whose shares you own.’

“‘Take on the Street’ by Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001

“Curb Over-Extended Directors

“Yes on 2”

Our Board of Directors recommends a vote AGAINST this proposal.

In 2002, the Board approved its Governance Principles, which specify that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. These principles, which are enclosed in the Appendix at pages 54–61, also provide that directors who serve as business CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE Board, and other directors should not serve on more than four other boards of public companies in addition to the GE Board. When the Board adopted these principles, it permitted directors who then held positions in excess of these limits to maintain those positions unless the Board determined that doing so would impair the director’s service on the GE board. All of the GE directors have demonstrated great commitments of time, energy and oversight to GE. The Board has recently reaffirmed that those directors grandfathered at the time the Governance Principles were adopted continue to serve with energy and distinction. The Board believes that this proposal is unnecessary because the Board has adequately addressed the concerns it raises and therefore recommends a vote against the proposal.

•	Shareowner Proposal No. 3 – One Director from the Ranks of Retirees

William J. Freeda, 58 Ruth Court, Wantagh, NY 11793, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“Resolved: One Director from the Ranks of Retirees. Shareholders recommend that our Board of Directors adopt a policy that each year our Board nominate one Director candidate for our Company’s Board of Directors who is a non-executive retiree of our company.

“The substantial number of shares held by the 205,000 General Electric retirees suggests that representation on the Board would be appropriate. A retiree would bring a unique perspective along with increased balance to the Board’s deliberations.

“Our former Chairman Jack Welch said that GE retirees are the largest block of shareowners in our company. Consequently their interests are aligned with the interests of our company. Accordingly the largest block of shareowners should be represented on our board.

“By adopting this resolution, we will have the benefit of a director candidate with independence from company management and simultaneously add to the diversity of the Board.

“One Director from the Ranks of Retirees

“Yes on 3”

Our Board of Directors recommends a vote AGAINST this proposal.

The Board’s Nominating and Corporate Governance Committee strives to have a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities. With a board currently comprised of 11 independent directors out of 15, from different professional and personal backgrounds, the Nominating and Corporate Governance Committee believes it has achieved its objective for an independent and diverse board. In selecting director nominees, the committee, itself comprised wholly of independent directors, exercises its judgment in selecting the best possible nominees to serve all of our shareowners, and not just a constituency or faction. The committee screens all candidates for directorships in the same manner, regardless of the source of the recommendation. In light of the Board’s independence and diversity, we see no reason to change the current nomination process or to require the committee to select one director nominee from the ranks of the company’s non-management retirees. We therefore recommend a vote against this proposal.

•	Shareowner Proposal No. 4 – Independent Board Chairman

Helen Quirini, 2917 Hamburg Street, Schenectady, NY 12303, has notified us that she or her representative, John Chevedden, intends to present the following proposal at this year’s meeting:

“RESOLVED: Stockholders request that our Board of Directors change our governing documents (Charter or Bylaws if practicable) to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it occur after this proposal is adopted.

“When a person acts both as a company’s Chairman and its CEO, a vital separation of power is eliminated — and we as the owners of our company are deprived of both a crucial protection against conflicts of interest and also of a clear and direct channel of communication to our company through our Chairman.

“54% Yes-Vote

“Twenty (20) shareholder proposals on this topic won an impressive 54% average yes-vote in 2005. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

“Progress Begins with One Step

“It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

“•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“‘D’ in Overall Board Effectiveness.

“‘D’ in Board Composition.

“‘D’ in CEO Compensation.

“Overall Governance Risk Assessment = High

“•	We had no Independent Chairman — Independent oversight concern.

“•	Cumulative voting was not allowed.

“•	We had 16 directors — Unwieldy board concern and potential CEO dominance.

“•	There were too many active CEOs on our board (11) — Independence concern and CEO over-commitment concern.

“•	We had 4-insiders on our board — Independence concern.

“•	Two directors has non-director relationships with our company — Independence concern.

“Additionally:

“•	Our directors could have $1 million donated to charity in their name – Independence concern.

“•	Two of our directors were rated ‘problem directors’ by The Corporate Library:

“1)	Mr. Gonzalez — because he chaired the executive compensation committee at Home Depot, which received a CEO Compensation rating of ‘F’ by TCL.

“2)	Mr. Penske — because he was on Delphi’s Board, when Delphi filed for Chapter 11 bankruptcy in 2005.

“I believe these correctable poor governance examples at our company reinforce the reason to adopt the above RESOLVED statement to improve our governance and increase shareholder value.

“Moreover

“It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. When a Chairman runs a company as Chairman and CEO, the information given to directors may or may not be accurate. If a CEO wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

“Independent Board Chairman

“Yes on 4”

Our Board of Directors recommends a vote AGAINST this proposal.

We believe that the corporate governance measures that we adopted in 2002 ensure that strong, independent directors continue to effectively oversee our management and to provide vigorous oversight of our key issues relating to strategy, risk and integrity. As described in our Governance Principles, these measures include the designation of an independent director to act as presiding director. The presiding director presides at regular meetings of the non-management directors without any members of management present. These meetings are scheduled at least three times a year. The presiding director also advises on the selection of committee chairs, advises on the agenda for board meetings and, with the CEO, determines the nature and extent of information that should be provided to the board. We believe that this is a more effective structure for ensuring effective oversight by an independent board than an independent chairman, and therefore recommend a vote against this proposal.

•	Shareowner Proposal No. 5 – Director Election Majority Vote Standard

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue N.W., Washington, DC 20001, has notified us that it intends to present the following proposal at this year’s meeting:

“Resolved: That the shareholders of General Electric Company (‘Company’) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

“Supporting Statement: Our Company is incorporated in New York. Among other issues, New York corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. New York law provides that unless a company’s certificate of incorporation provides otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (New York State Consolidated Laws, Chapter 4, Article 6, Section 614(a) Vote of shareholders.)

“Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

“We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

“The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

“Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

“Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

“We urge your support for this important director election reform.”

Our Board of Directors recommends a vote AGAINST this proposal.

The Board has adopted a majority vote policy for the election of directors in its Governance Principles, which we believe provides an effective process to achieve the proposal’s objective. Under this policy, in non-contested elections, if a GE director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the Board, and the Board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. Absent a compelling reason for the director to remain on the Board, the Board will accept the resignation. The Board’s explanation of its decision will be promptly disclosed on an SEC Form 8-K.

We believe that our policy gives shareowners a stronger role in the election of directors by providing that, in the absence of a compelling reason, a director will not continue to hold office if he or she fails to receive a majority of affirmative votes at the annual meeting. We also believe that implementing this policy through our Governance Principles is preferable to amending our certificate of incorporation for a number of reasons. Most importantly, our policy addresses the consequence of an incumbent director nominee who fails to receive a majority vote. If we were to put in place a majority election provision as requested under the proposal, this incumbent director could continue to serve as a director, possibly until the next annual meeting, unless we held a special election of directors. In contrast, under our policy, this incumbent director would be required to submit his or her resignation immediately, and through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, the Board would accept his or her resignation at its next regularly scheduled meeting (which occurs no later than 60 days from the annual meeting) absent a compelling reason for the director to remain on the Board, which would be publicly disclosed. Our policy’s “compelling reason” standard means that the Board has the flexibility to reject a resignation only in truly exceptional circumstances. Moreover, by implementing this policy through our Governance Principles, we have been able to act quickly on this emerging governance issue so that it is in place for the 2006 annual meeting. We will continue to monitor developments in this area.

We believe that our majority vote policy demonstrates our accountability to the company’s shareowners and ongoing commitment to good governance. We therefore recommend a vote against this proposal.

•	Shareowner Proposal No. 6 – Report on Global Warming Science

Thomas J. Borelli, 173 Oakland Avenue, Eastchester, NY 10709, has notified us that either he or his representative, Steven J. Milloy, intends to present the following proposal at this year’s meeting:

“Whereas:

“GE’s main responsibility is to create shareholder value. Company policy should be based on sound scientific and economic analyses and not appeasement of external activist groups. Policy based on faulty analyses or external pressure may reduce shareholder value. [See http://www.FreeEnterpriseActionFund.com.]

“Whereas:

“Calls to mitigate alleged manmade climate change rely on suppositions that manmade greenhouse gas (GHG) emissions significantly impact global climate; that such climate change will necessarily be undesirable; and that cost-effective action can mitigate undesirable climate change.

“Whereas:

“The GE 2005 Citizenship Report states that GE strives to base its public policy positions on sound facts, detailed analysis and consideration of competing values, and that GHG emissions need to be reduced around the world.

“GE’s Ecomagination initiative is partly based on the supposition that human activity harms global climate and that GHG emissions reductions will mitigate harm.

“Ecomagination’s public roll-out included the Word Resources Institute, an environmental organization supporting GHG emission reductions.

“Resolved: That, by the 2006 annual shareholder meeting, the Board of Directors report to shareholders on the scientific and economic analyses relevant to GE’s climate change policy, omitting proprietary information and at reasonable cost.

“This report should discuss the:

“1.	Specific scientific data and studies relied on to formulate GE’s climate change policy.

“2.	Extent to which GE believes human activity will significantly alter global climate, whether such change is necessarily undesirable and whether a cost-effective strategy for mitigating any undesirable change is practical.

“3.	Estimates of costs and benefits to GE of its climate change policy.

“Supporting Statement:

“Climate varies significantly because of natural causes. [National Academy of Sciences (NAS), Natural Climate Variability on Decade-to-Century Time Scales, 1995.] Twentieth century temperature trends do not correlate well with concurrent trends in manmade GHG emissions. [Sallie Baliunas, Lecture #758, Heritage Foundation, http://www.heritage.org/Research/EnergyandEnvironment/HL758.cfm.]

“The mathematical models that attempt to predict future climate change resulting from manmade GHG emissions have not been validated against historical climate data [NAS, Reconciling Observations of Global Temperature Change, 2000.] No existing model predicts future global climate with certainty [NAS, Radiative Forcing of Climate Change: Expanding the Concept and Addressing Uncertainties, 2005.]

“Warm periods are historically associated with human development and prosperity. The Vikings thrived in Greenland until the 14th century cold period known as the ‘Little Ice Age,’ when they abandoned settlements because of encroaching sea ice. The Little Ice Age persisted until the 19th Century and immediately preceded the current warming trend. [NAS 1995.]

“The required GHG emission reductions of the Kyoto Protocol may ‘avoid’ just a few hundredths of one degree Centigrade of warming through 2050 at an estimated cost of 0.2% to 2% of GDP per year. [United Nations, Third Assessment Report, 2001.]

“The U.S. Senate has rejected mandatory limits on manmade GHG emissions as being too costly relative to uncertain benefits.”

Our Board of Directors recommends a vote AGAINST this proposal.

GE’s ecomagination initiative is part of management’s strategy to respond to the needs of GE customers for technological solutions to environmental regulatory requirements; to address the growing market for products and services relating to the provision of clean water for industrial and potable uses; and to meet consumer and industrial demand (again driven in large part by regulatory requirements both in the U.S. and, increasingly, globally) for energy-efficient products and power generation equipment, aircraft engines and locomotives that produce lower levels of various regulated pollutants. Indeed, that GE products are lower-emitting, quieter, more energy-efficient and meet or exceed government regulatory standards have been decisive factors to our customers in producing sales in our aviation, consumer and power generation businesses. Ecomagination is also a response to new regulations around the world that, among other things, restrict the use of certain raw materials (such as lead, cadmium and mercury) in products, and it also anticipates the increasing regulation of greenhouse gasses which is occurring around the world and in some of the States in the U.S. In short, ecomagination is a business strategy to respond to the needs of GE’s customers, to make the company’s operations more efficient and ultimately to create and increase shareowner value. However, contrary to what this proposal states, GE has not to date announced a “climate change policy,” and we do not believe that GE’s resources are best spent attempting to articulate a climate change policy or, as requested in the proposal, publishing a report on the extent to which “human activity will significantly alter global climate.” Therefore, the Board recommends a vote against this proposal.

Additional Information

•	Shareowner Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareowner proposals must be received at our principal executive offices no later than the close of business on November 3, 2006. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828.

•	Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2007 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on January 17, 2007 and advise shareowners in the 2007 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on January 17, 2007. Notices of intention to present proposals at the 2007 Annual Meeting should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828.

•	Voting Securities

Shareowners of record at the close of business on February 27, 2006 will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, of which 10,640,566,526 shares were outstanding on February 1, 2006. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

•	Vote Required for Election and Approval

The 15 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected, subject to the Board’s majority vote policy for the election of directors. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

•	Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicat-

ed, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the selection of the independent auditor; and (3) against the shareowner proposals described in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Pursuant to SEC rules, shares represented by valid proxies will also be voted against the following proposal that we have received from a shareowner who submitted the proposal too late for inclusion in the proxy statement but has given us notice that he intends to present it at the annual meeting. This proposal requests that the company “dispose of its fleet of corporate jets” because, among other reasons, the “use of corporate jets is a most expensive and fuel-inefficient method of travel.” Except for shareowner proposals properly omitted from the proxy statement under SEC rules, the Board knows of no other matters which may be presented to the meeting.

•	Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2005 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires GE’s directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the Securities and Exchange Commission. As a practical matter, GE assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2005, one transaction involving Claudio X. Gonzalez, a director, was not timely reported on Form 4, and one transaction involving Michael E. Pralle, a senior vice president, was not timely reported on Form 4.

•	Shareowners of Record Requesting Copies of 2005 Annual Report

Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2005 annual report to that account by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. In addition, participants in GE’s Savings and Security Program may request copies of our 2005 annual report by calling GE’s Transaction Processing Center at (800) 432-4313.

•	Delivery of Documents to Shareowners Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of GE stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2005 annual report to multiple shareowners who share an address unless that nominee has received contrary instructions from one or more of the shareowners. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2005 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. A share-owner who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to GE Shareowner Services, c/o The Bank of New York, P.O. Box 11402, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

•	Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2005 annual report may be viewed online at www.ge.com/proxy06 and www.ge.com/annual05, respectively. If you are a shareowner of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

March 3, 2006

Appendix

Governance Principles

1. Role of Board and Management

GE’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its shareowners. The board of directors is elected by the shareowners to oversee management and to assure that the long-term interests of the shareowners are being served. Both the board of directors and management recognize that the long-term interests of shareowners are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, GE communities, government officials and the public at large.

2. Functions of Board

The board of directors has eight scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a.	selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

b.	providing counsel and oversight on the selection, evaluation, development and compensation of senior management;

c.	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

d.	assessing major risks facing the company—and reviewing options for their mitigation; and

e.	ensuring processes are in place for maintaining the integrity of the company—the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3. Qualifications

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareowners. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE board, and other directors should not serve on more than four other boards of public companies in addition to the GE board. Current positions in excess of these limits may be maintained unless the board determines that doing so would impair the director’s service on the GE board.

The board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4. Independence of Directors

A majority of the directors will be independent directors, as independence is determined by the board, based on the guidelines set forth below.

All future non-employee directors will be independent. GE seeks to have a minimum of ten independent directors at all times, and it is the board’s goal that at least two-thirds of the directors will be independent. Directors who do not satisfy GE’s independence guidelines also make valuable contributions to the board and to the company by reason of their experience and wisdom.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with GE. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the New York Stock Exchange listing requirements (NYSE rules). In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of GE’s independence guidelines, this determination will be disclosed and explained in the next proxy statement.

In accordance with the revised NYSE rules, independence determinations under the guidelines in section (a) below will be based upon a director’s relationships with GE during the 36 months preceding the determination. Similarly, independence determinations under the guidelines in section (b) below will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

a.	A director will not be independent if:

i.	the director is employed by GE, or an immediate family member is an executive officer of GE;

ii.	the director receives any direct compensation from GE, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

iii.	an immediate family member who is a GE executive officer receives more than $100,000 per year in direct compensation from GE;

iv.	the director is affiliated with or employed by GE’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by GE’s independent auditor; or

v.	a GE executive officer is on the compensation committee of the board of directors of a company which employs the GE director or an immediate family member as an executive officer.

b.	A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with GE and the sales by that company to GE or purchases by that company from GE, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

c.	A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to GE, or to which GE is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

d.	A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and GE’s discretionary charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year. (GE’s automatic matching of employee charitable contributions will not be included in the amount of GE’s contributions for this purpose.)

5. Size of Board and Selection Process

The directors are elected each year by the shareowners at the annual meeting of shareowners. Shareowners may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828. The board proposes a slate of nominees to the shareowners for election to the board. The board also determines the number of directors on the board provided that there are at least 10. Between annual share-owner meetings, the board may elect directors to serve until the next annual meeting. The board believes that, given the size and breadth of GE and the need for diversity of board views, the size of the board should be in the range of 13 to 17 directors.

6. Board Committees

The board has established the following committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; (iii) nominating and corporate governance; and (iv) public responsibilities. The current charters and key practices of these committees are published on the GE website, and will be mailed to shareowners on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board. For example, it is the practice of the audit committee to meet in conjunction with the full board in February so that all directors may participate in the review of the annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the prior year and financial plans for the current year.

7. Independence of Committee Members

In addition to the requirement that a majority of the board satisfy the independence standards discussed in section 4 above, members of the audit committee must also satisfy an additional NYSE independence requirement. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors’ compensation. As a matter of policy, the board will also apply a separate and heightened independence standard to members of both the management development and compensation committee and the nominating and corporate governance committee. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries.

8. Meetings of Non-Employee Directors

The board will have at least three regularly scheduled meetings a year for the non-employee directors without management present. The directors have determined that the chairman of the management development and compensation committee will preside at such meetings, and will serve as the presiding director in performing such other functions as the board may direct, including advising on the selection of committee chairs and advising management on the agenda for board meetings. The non-employee directors may meet without management present at such other times as determined by the presiding director.

9. Self-Evaluation

As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. Each November, each director will provide to an independent governance expert his or her assessment of the effectiveness of the board and its committees, as well as director performance and board dynamics. The individual assessments will be organized and summarized by this independent governance expert for discussion with the board and the committees in December.

10. Setting Board Agenda

The board shall be responsible for its agenda. At the December board meeting, the CEO and the presiding director will propose for the board’s approval key issues of strategy, risk and integrity to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. Prior to each board meeting, the CEO will discuss the other specific agenda items for the meeting with the presiding director, who shall have authority to approve the agenda for the meeting. The CEO and the presiding director, or committee chair as appropriate, shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO, the presiding director, or appropriate committee chair at any time.

11. Ethics and Conflicts of Interest

The board expects GE directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising GE’s code of conduct set forth in the company’s integrity manual, “The Spirit & The Letter”. GE will not make any personal loans or extensions of credit to directors or executive officers, other than consumer loans or credit card services on terms offered to the general public. No non-employee director may provide personal services for compensation to GE, other than in connection with serving as a GE director. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The board shall resolve any conflict of interest question involving the CEO, a vice chairman or a senior vice president, and the CEO shall resolve any conflict of interest issue involving any other officer of the company.

12. Reporting of Concerns to Non-Employee Directors or the Audit Committee

The audit committee and the non-employee directors have established the following procedures to enable anyone who has a concern about GE’s conduct, or any employee who has a complaint about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the presiding director, to the non-employee directors or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on the company’s website. All such communications shall be promptly reviewed by GE’s ombudsman, and any concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the presiding director and to the chair of the audit committee. All concerns will be reviewed and addressed by GE’s ombudsman in the same way that other concerns are addressed by the company. The status of all outstanding concerns addressed to the non-employee directors, the presiding director or the audit committee will be reported to the presiding director and the chair of the audit committee on a quarterly basis. The presiding director or the audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company’s integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13. Compensation of the Board

The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for non-employee directors. In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of GE’s size and scope; compensation should align directors’ interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes these goals will be served by providing 40% of non-employee director compensation in cash and 60% in deferred stock units. At the end of each year, the nominating and corporate governance committee shall review non-employee director compensation and benefits.

14. Succession Plan

The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15. Annual Compensation Review of Senior Management

The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO’s performance in light of these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company’s officers, and shall evaluate the performance of the company’s senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16. Access to Senior Management

Non-employee directors are encouraged to contact senior managers of the company without senior corporate management present. To facilitate such contact, non-employee directors are expected to make two regularly scheduled visits to GE businesses a year without corporate management being present.

17. Access to Independent Advisors

The board and its committees shall have the right at any time to retain independent outside auditors and financial, legal or other advisors, and the company shall provide appropriate funding, as determined by the board or any committee, to compensate such independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the board and its committees in carrying out their duties.

18. Director Education

The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors. Each new director shall, within three months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company’s strategic plans, its financial statements, and its key policies and practices. In addition, directors shall be provided with continuing education on subjects that would assist them in discharging their duties, including regular programs on GE’s financial planning and analysis, compliance and corporate governance developments; business-specific learning opportunities through site visits and Board meetings; and briefing sessions on topics that present special risks and opportunities to the company.

19. Policy on Poison Pills

The term “poison pill” refers to the type of shareowner rights plan that some companies adopt to make a hostile takeover of the company more difficult. GE does not have a poison pill and has no intention of adopting a poison pill because a hostile takeover of a company of our size is impractical and unrealistic. However, if GE were ever to adopt a poison pill, the board would seek prior shareowner approval unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareowners to adopt a poison pill before obtaining shareowner approval. If the GE board of directors were ever to adopt a poison pill without prior share-

owner approval, the board would either submit the poison pill to shareowners for ratification, or would cause the poison pill to expire, without being renewed or replaced, within one year.

20. Majority Vote Requirement

In any non-contested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall immediately tender his or her resignation, and the Board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on Form 8-K filed with the Securities and Exchange Commission.

21. Stock Ownership Requirement

All non-employee directors are required to hold at least $500,000 worth of GE stock and/or deferred stock units while serving as a director of GE. Directors will have five years to attain this ownership threshold.

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GE Annual Meeting of Shareowners

10:00 a.m., April 26, 2006

Pennsylvania Convention Center

1101 Arch Street

Philadelphia, Pennsylvania 19107-2299

Advance Registration

In accordance with GE’s security procedures, an admission card will be required to enter the GE annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to GE shareowners, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•	If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.

•	If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

GE Shareowner Services

P.O. Box 3711

Albany, NY 12203

Please include the following information:

•	Your name and complete mailing address

•	The name(s) of any family members who will accompany you

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual

•	Proof that you own GE shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at www.ge.com/investor or call GE Shareowner Services at 1-800-STOCK-GE. If you are outside the U.S., you can call GE Shareowner Services at (212) 815-3700.

Attendance at GE’s 2006 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

GE Annual Meeting	VOTE BY INTERNET, TELEPHONE OR MAIL 24 Hours a Day, 7 Days a Week

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxyvotenow.com/ge		1-866-246-8476
• Go to the website address listed above. • Have your proxy form ready. • Follow the instructions that appear on your computer screen.		• Use any touch-tone telephone. • Have your proxy form ready. • Follow the recorded instructions.		• Mark, sign and date your proxy form. • Detach your proxy form. • Return your proxy form in the postage-paid envelope provided.

IMPORTANT VOTING INFORMATION

è	Use the Internet or Call Toll-Free to vote: https://www.proxyvotenow.com/ge 1-866-246-8476

• Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Form.

•   Electronic Distribution: If you wish to receive all future Annual Reports and Proxy Statements via the Internet as they become available, please consent by marking the appropriate box below. This consent will remain in effect until you notify GE by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

GE’s Proxy Statement and Annual Report are available on GE’s website at: www.ge.com/annual05

Ú  DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE  Ú

Proxy Form

														SHAREOWNER SERVICES
The Board of Directors recommends a vote “FOR” proposals A and B.							The Board of Directors recommends a vote “AGAINST” shareowner proposals 1 through 6.							If you consent to use GE’s Internet site to receive all future Annual Reports & Proxy Statements (Electronic Distribution), please mark this box.
A.	Election of Directors					FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN	☐
	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS		1. Cumulative Voting	☐	☐	☐	4.	Independent Board Chairman	☐	☐	☐	To include any comments, please mark this box and use space on reverse side.

	☐	☐	☐		2. Curb Over- Extended Directors	☐	☐	☐	5.	Director Election Majority Vote Standard	☐	☐	☐	☐

					3. One Director From The Ranks of Retirees	☐	☐	☐	6.	Report on Global Warming Science	☐	☐	☐	To change your address, please mark this box and correct below.
Exceptions __________________														☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exceptions box and write the name(s) in the space provided above.
		FOR	AGAINST	ABSTAIN
B.	Ratification of Selection of Independent Auditor	☐	☐	☐
										S C A N L I N E
(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date		Shareowner sign here		Co-Owner sign here

GE Annual Meeting – Advance Registration Form

Dear Shareowner:

You are invited to attend the 2006 GE Annual Meeting to be held on Wednesday, April 26, 2006, at 10:00 a.m., at the Pennsylvania Convention Center, 1101 Arch Street, Philadelphia, PA 19107-2299.	Attendance at the GE Annual Meeting is limited to GE shareowners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by Internet, telephone or mail as described on the other side of this form.	ADVANCE REGISTRATION INFORMATION
Name

All persons attending the meeting must present an admission card and appropriate picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.	Address

___________________________________ Zip ____________________________

ADVANCE REGISTRATION INSTRUCTIONS

• If you are voting by Internet, you will be able to pre-register at the same time you record your vote. There is no need to return your Proxy Form.	Name(s) of family member(s) who will also attend:

•      If you are voting by telephone, please complete the information at right and tear off the top of this Advance Registration Form and mail separately to: GE Shareowner Services, PO Box 3711, Albany, NY 12203. There is no need to return the Proxy Form.

I am a GE shareowner. Name, address and telephone number of my Representative at the Annual Meeting:

• If you are voting by mail, please complete the information to the right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

(Admission card will be returned c/o the shareowner)

Proxy Form

Proxy solicited on behalf of the General Electric Company Board of Directors for the 2006 Annual Meeting of Shareowners, April 26, 2006.

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Jeffrey R. Immelt and Brackett B. Denniston III, or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2006 Annual Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Sir William M. Castell; (03) Ann M. Fudge; (04) Claudio X. Gonzalez; (05) Jeffrey R. Immelt; (06) Andrea Jung; (07) Alan G. Lafley; (08) Robert W. Lane; (09) Ralph S. Larsen; (10) Rochelle B. Lazarus; (11) Sam Nunn; (12) Roger S. Penske; (13) Robert J. Swieringa; (14) Douglas A. Warner III; and (15) Robert C. Wright.

FOR PARTICIPANTS IN GE’S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the shareowner’s S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgment of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS FORM IS NOT RECEIVED ON OR BEFORE APRIL 24, 2006, shares held in the shareowner’s S&SP account will be voted in accordance with the recommendations of GE’s Board of Directors.

INSPECTORS OF ELECTION

P.O. BOX 1138

NEWARK, N.J. 07101-9758

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